                                                                    EXHIBIT 12.1
Klearfold
Computation of Ratio of Earnings of Fixed Charges
(in thousands)

                                                                  1933          1994          1995          1996          1997
                                                                  ----          ----          ----          ----          ----
Income from continuing operations
  before taxes                                                $  3,165      $  4,642      $  5,695      $  4,937      $  2,146
                                                        ----------------------------------------------------------------------

Fixed Charges:
  Interest expense                                               1,013         1,020         1,197         2,324         3,469

  Appropriate portion (1/3) of rentals                             329           418           577           665           678
                                                        ----------------------------------------------------------------------
Total fixed charges                                              1,342         1,438         1,774         2,989         4,147
                                                        ----------------------------------------------------------------------
Income from continuing operations
  before taxes plus fixed charges                             $  4,507      $  6,080      $  7,469      $  7,926      $  6,293
                                                        ======================================================================
Ratio of earnings to fixed charges
  and capitalized interest                                         3.4           4.2           4.2           2.7           1.5
                                                        ======================================================================

                                                                    EXHIBIT 12.1

IMPAC Group, Inc.

Computation of Pro Forma Ratio of Earnings to Fixed Charges for 1997 after Adjustment for issuance of Senior Subordinated Notes (in thousands)

Income from continuing operations
   before taxes                                                 $4,892
                                                        --------------
Fixed Charges:
   Interest Expense                                             11,424

   Appropriate portion (1/3) of rentals                          1,530
                                                        --------------
   Total fixed charges                                          12.954
                                                        --------------
Income before taxes plus
    fixed charges                                              $17,846
                                                        ==============
Capitalized Interest                                                16

Total fixed charges                                             12,954
                                                        --------------
    Total fixed charges and
       capitalized interest                                    $12,970
                                                        ==============
Ratio of earnings of fixed charges
       and capitalized interest                                    1.4
                                                        ==============